Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Spectra Energy Partners (DE) GP, LLC

Houston, Texas

We have audited the accompanying consolidated balance sheet of Spectra Energy Partners (DE) GP, LP and subsidiaries (the “Company”) (an indirect wholly owned subsidiary of Spectra Energy Corp) as of December 31, 2009. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas

June 29, 2010

SPECTRA ENERGY PARTNERS (DE) GP, LP

CONSOLIDATED BALANCE SHEET

(In millions)

December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$12.2
Receivables, trade (net of allowance for doubtful accounts of $0.1)	21.5
Receivables—affiliates	0.6
Natural gas imbalance receivables	3.5
Natural gas imbalance receivables—affiliates	1.7
Interest receivable—affiliates	0.2
Inventory	5.2
Fuel tracker	0.6
Other	2.2

Total current assets	47.7

Investments and Other Assets
Note receivable—affiliates	319.0
Advances receivable—affiliates	23.1
Investments in unconsolidated affiliates	536.3
Goodwill	267.9

Total investments and other assets	1,146.3

Property, Plant and Equipment
Cost	1,124.3
Less accumulated depreciation and amortization	179.0

Net property, plant and equipment	945.3

Regulatory Assets and Deferred Debits	15.5

Total Assets	$2,154.8

See Notes to Consolidated Balance Sheet.

SPECTRA ENERGY PARTNERS (DE) GP, LP

CONSOLIDATED BALANCE SHEET

(In millions)

December 31, 2009
LIABILITIES AND CAPITAL
Current Liabilities
Accounts payable	$3.4
Accounts payable—affiliates	8.7
Taxes accrued	4.1
Interest accrued	0.5
Natural gas imbalance payables	3.6
Note payable—affiliates	27.5
Other	5.5

Total current liabilities	53.3

Long-term Debt	390.0

Deferred Credits and Other Liabilities
Deferred income taxes	10.0
Other—affiliates	4.8
Other	5.3

Total deferred credits and other liabilities	20.1

Commitments and Contingencies

Capital
Controlling interests	369.9
Noncontrolling interests	1,321.5

Total capital	1,691.4

Total Liabilities and Capital	$2,154.8

See Notes to Consolidated Balance Sheet.

SPECTRA ENERGY PARTNERS (DE) GP, LP

Notes to Consolidated Balance Sheet

1. Summary of Operations and Significant Accounting Policies

Spectra Energy Partners (DE) GP, LP, (collectively, “we,” “our,” “us”), is a Delaware limited partnership, whose interests are owned by Spectra Energy Corp (Spectra Energy) and Spectra Energy Partners GP, LLC. We own a 2% interest in and act as the general partner for Spectra Energy Partners, LP (Spectra Energy Partners), a master limited partnership formed in March 2007. Spectra Energy Partners’ operations and activities are managed by us. We, in turn, are managed by our general partner, Spectra Energy Partners GP, LLC, (the General Partner). The General Partner is wholly owned by a subsidiary of Spectra Energy.

Nature of Operations. Spectra Energy Partners, through its subsidiaries and equity affiliates is engaged in the transportation and gathering of natural gas through interstate pipeline systems that are located the southeastern United States, Oklahoma, Arkansas and Missouri, and the storage of natural gas in underground facilities that are located in southeast Texas, south central Louisiana and southwest Virginia.

Basis of Presentation. The Consolidated Balance Sheet has been prepared in accordance with accounting principles generally accepted (GAAP) in the United States. We consolidate entities when we have control and those variable interest entities, if any, where we are the primary beneficiary. The Consolidated Balance Sheet includes the accounts of Spectra Energy Partners (DE) GP, LP and Spectra Energy Partners. We consolidate Spectra Energy Partners since we act as the general partner and as the limited partners do not have substantive kick-out or participating rights.

We generally account for investments in 20% to 50%-owned affiliates, and investments in less than 20%-owned affiliates where we have the ability to exercise significant influence, under the equity method. Accordingly, the consolidated balance sheet for Spectra Energy Partners reflects the consolidation of East Tennessee Natural Gas, LLC (East Tennessee), Ozark Gas Transmission, L.L.C. (Ozark Gas Transmission) and Ozark Gas Gathering, L.L.C. (Ozark Gas Gathering) (collectively, hereafter referred to as “Ozark”) and Saltville Gas Storage L.L.C (Saltville), of which it owns 100% of each, and its 50% investment in Market Hub Partners Holding (Market Hub) and 24.5% investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream) that are accounted for under the equity method. Intercompany balances and transactions have been eliminated in consolidation.

Transactions between us and Spectra Energy and its affiliates have been identified in the Consolidated Balance Sheet as transactions between affiliates. See Note 3 for further discussion.

Use of Estimates. To conform with GAAP in the United States, we make estimates and assumptions that affect the amounts reported in the Consolidated Balance Sheet and Notes to Consolidated Balance Sheet. Although these estimates are based on our best available knowledge at the time, actual results could differ.

Fair Value Measurements. We measure the fair value of financial assets and liabilities by maximizing the use of observable inputs and minimizing the use of unobservable inputs. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Cost-Based Regulation. The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers in the rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that may not be recorded under GAAP for non-regulated entities. We continually assess whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, we believe our existing regulatory assets are probable of recovery. These regulatory assets are classified in the Consolidated Balance Sheet as Current Assets—Fuel Tracker, and Regulatory Assets and Deferred Debits. We periodically evaluate our regulated assets and consider factors such as regulatory changes and the effect of competition. If cost-based regulation ends or competition increases, we may have to reduce our asset balances to reflect a market basis lower than cost and write-off the associated regulatory assets. See Note 5 for further discussion.

Allowance for Funds Used During Construction (AFUDC). AFUDC, which represents the estimated debt and equity costs of capital funds necessary to finance the construction and expansion of new regulated facilities, consists of two components, an equity component and an interest expense component. The equity component is a non-cash item. AFUDC is capitalized as a component of Property, Plant and Equipment cost, with offsetting credits to the Consolidated Statements of Operations through Other Income and Expenses, Net for the equity component and Interest Expense for the interest expense component. After construction is completed, we are permitted to recover these costs through inclusion in the rate base and in the depreciation provision.

Income Taxes. We are structured as a limited partnership, which is a pass-through entity for federal income tax purposes; however, we are subject to Tennessee state income tax.

Market Hub is liable for Texas income (margin) tax under a tax sharing agreement with Spectra Energy.

Cash and Cash Equivalents. Highly liquid investments with original maturities of three months or less at the date of acquisition are considered cash equivalents.

Inventory. Inventory consists primarily of natural gas retained from shippers for fuel and also includes materials and supplies. Natural gas is recorded at the lower of cost or market. Materials and supplies are recorded at average cost.

Natural Gas Imbalances. The Consolidated Balance Sheet includes in-kind balances as a result of differences in gas volumes received and delivered for customers. Natural gas volumes owed to or by us are valued at natural gas market index prices as of the balance sheet date.

Cash Flow Hedges. We have entered into interest rate swaps which were designated as effective cash flow hedges. Changes in the fair value of a derivative designated and qualified as a cash flow hedge, to the extent effective, are reported as Noncontrolling Interests until earnings are affected by the hedged transaction.

Goodwill. We perform our goodwill impairment test annually and evaluate goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. Prior to 2009, we performed the annual impairment testing of goodwill using August 31 as the measurement date. Our financial and strategic planning process, including the preparation of long-term cash flow projections, commences in October and typically concludes in January of the following year. These long-term cash flow projections are a key component in performing our annual impairment test of goodwill. This planning cycle historically created significant constraints in the availability of both information and human resources needed to provide the appropriate projections to be used in the goodwill impairment test using the August 31 test date. Accordingly, effective with our 2009 annual impairment test, we changed our goodwill impairment test date from August 31 to April 1. We believe that using the April 1 date will alleviate the information and resource constraints that historically existed during the third quarter and will better coincide with the completion of our long-term financial projections. We believe that this accounting change is to an alternative accounting principle that is preferable under the circumstances and did not result in the delay, acceleration or avoidance of an impairment charge. We have determined that this change in accounting principle does not result in adjustments when applied retrospectively as our base assumptions used in the August 31 measurement date would not have changed significantly had we used April 1 as the measurement date. We completed our goodwill impairment test as of April 1, 2009 and no impairments were identified. See Note 8 for further discussion.

We perform the annual review for goodwill impairment at the reporting unit level, which we have determined to be an operating segment or one level below.

Impairment testing of goodwill consists of a two-step process. The first step involves a comparison of the implied fair value of a reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Additional impairment tests are performed between the annual reviews if events or changes in circumstances make it more likely than not that the fair value of a reporting unit is below its carrying amount.

We primarily use a discounted cash flow analysis to determine fair value for our reporting unit. Key assumptions in the determination of fair value include the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, we incorporate expected long-term growth rates, regulatory stability and the ability to renew contracts, as well as other factors that affect our revenue, expense and capital expenditure projections.

Property, Plant and Equipment. Property, plant and equipment are stated at historical cost less accumulated depreciation. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of funds used during construction. The cost of renewals and betterments that extend the useful life or increase the expected output of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment, is expensed as incurred. Depreciation is generally computed over the asset’s estimated useful life using the straight-line method.

When we retire regulated property, plant and equipment, we charge the original cost plus the cost of retirement, less salvage value, to accumulated depreciation and amortization. When we sell entire regulated operating units, or retire or sell non-regulated properties, the cost is removed from the property account and the related accumulated depreciation and amortization accounts are reduced. Any gain or loss is recorded in earnings, unless otherwise required by the applicable regulatory body.

Preliminary Project Costs. Project development costs, including expenditures for preliminary surveys, plans, investigations, environmental studies, regulatory applications and other costs incurred for the purpose of determining the feasibility of capital expansion projects, are initially expensed for rate-regulated enterprises. If and when it is determined that recovery of such costs through regulated revenues of the completed project is probable, the inception-to-date costs of the project are recognized as Property, Plant and Equipment.

Long-Lived Asset Impairments. We evaluate whether long-lived assets, excluding goodwill, have been impaired when circumstances indicate the carrying value of those assets may not be recoverable. For such long-lived assets, an impairment exists when its carrying value exceeds the sum of estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, a probability-weighted approach is used in developing estimates of future undiscounted cash flows. If the carrying value of the long-lived asset is not recoverable based on these estimated future undiscounted cash flows, an impairment loss is measured as the excess of the asset’s carrying value over its fair value, such that the asset’s carrying value is adjusted to its estimated fair value.

We assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one source. Sources to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as changes in natural gas available to our systems, the condition of an asset, a change in our intent to utilize the asset or a significant change in contracted revenues or regulatory recoveries would generally require us to reassess the cash flows related to the long-lived assets.

Unamortized Debt Expense. Debt expenses incurred with the issuance of outstanding long-term debt are amortized over the terms of the debt issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations to finance regulated assets and operations are amortized consistent with regulatory treatment of those items, where appropriate.

Environmental Expenditures. We expense environmental expenditures related to conditions caused by past operations that do not generate current or future revenues. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Undiscounted liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are reasonably estimable and probable.

Segment Reporting. Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. Two or more operating segments may be aggregated into a single reportable segment provided certain criteria are met. There is no aggregation within our defined business segment. A description of our reportable segment, Gas Transportation and Storage, consistent with how business results are reported internally to management and the disclosure of segment information is presented in Note 4.

New Accounting Pronouncements—2009. The following new accounting pronouncements were adopted during 2009 and the effect of such adoption, if applicable, has been presented in the accompanying Consolidated Balance Sheet:

Accounting Standards Codification (ASC) 105, “Generally Accepted Accounting Principles” (previously Statement of Financial Accounting Standards (SFAS) No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles—A Replacement of FASB Statement No. 162”). This accounting standard results in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (the Codification) becoming the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) are also considered sources of authoritative GAAP for SEC registrants. The Codification supersedes all then-existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in the Codification is nonauthoritative. The adoption of the provisions of this accounting standard did not change the application of existing GAAP for us, and as a result, did not have any impact on our consolidated financial position.

ASC 820, “Fair Value Measurement and Disclosures” (previously SFAS No. 157, “Fair Value Measurements”). This accounting standard defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The FASB issued an amendment to this standard which delayed its effective date for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of the provisions of this amended standard on January 1, 2009 for the measurement of our asset retirement obligation and for our goodwill impairment test did not have any impact on our consolidated financial position.

ASC 805, “Business Combinations” (previously SFAS 141R, “Business Combinations”). This accounting standard requires an acquiring entity in a business combination to recognize all and only the assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. This standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We adopted the provisions of this standard effective January 1, 2009 as required.

ASC 810-10-65, “Consolidations—Overall—Transition and Open Effective Date Information” (previously SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements”). This accounting standard requires all entities to report noncontrolling interests in subsidiaries as equity in the consolidated financial statements. This standard also requires that transactions between an entity and noncontrolling interests be treated as equity transactions. We adopted the provisions of this standard effective January 1, 2009 as required.

When adopting the presentation and disclosure items, retrospective application to conform previously reported financial statements is required. Changes to reflect the new measurement guidance for increases or decreases in ownership and other changes must be done prospectively. Additional required disclosures and reconciliations include a separate schedule that shows the effects of any transactions with the noncontrolling interests on the equity attributable to the controlling interest.

ASC 815-10, “Derivatives and Hedging–Overall” (previously SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”). This accounting standard expands the disclosure requirements related to derivative instruments and hedging activities with the intent to provide users of financial statements an enhanced understanding of how and why derivative instruments are used, how derivative instruments and related hedged items are accounted for and how they affect an entity’s financial position. We adopted the provisions of this standard effective January 1, 2009 as required.

ASC 275-10, “Risks and Uncertainties–Overall” and ASC 350-30, “Intangibles–Goodwill and Other–General Intangible Other than Goodwill” (previously FASB Staff Position (FSP) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”). These accounting standards amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of the provisions of these standards on January 1, 2009 had no impact on our consolidated financial position.

ASC 855-10, “Subsequent Events—Overall” (previously SFAS No. 165, “Subsequent Events”). This accounting standard establishes general standards for the accounting for and disclosure of events that occur subsequent to the balance sheet date but before the financial statements of an entity are issued or are available to be issued. The adoption of the provisions of this standard effective June 30, 2009 did not have any impact on our consolidated financial position.

Pending. The following new accounting pronouncement has been issued but not adopted as of December 31, 2009:

ASC 810-10, “Consolidations—Overall” (previously SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). In June 2009, the FASB issued this accounting standard which is intended to address (1) the effects on certain consolidation provisions as a result of the elimination of the concept of qualifying special-purpose entities and (2) constituent concerns about the application of certain consolidation provisions including those in which the accounting and disclosures do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. For us, this accounting standard must be applied as of January 1, 2010. The adoption of the provisions of this standard did not have any impact on our consolidated financial position.

2. Acquisitions

NOARK. On May 4, 2009, Spectra Energy Partners acquired all of the ownership interests of NOARK Pipeline System, Limited Partnership (NOARK) from Atlas Pipeline Partners, L.P. (Atlas) for approximately $294.5 million. NOARK’s assets consist of 100% ownership interests in Ozark Gas Transmission, a 565-mile Federal Energy Regulatory Commission (FERC) regulated interstate natural gas transmission system, and Ozark Gas Gathering, a 365-mile, fee-based, natural gas gathering system whose operations are regulated by the applicable state commissions. The transaction was initially funded by $218.0 million drawn on Spectra Energy Partners’ available bank credit facility, $70.0 million borrowed under a credit facility with a subsidiary of Spectra Energy and $6.5 million from cash on hand.

Spectra Energy Partners partially refinanced this transaction through its issuance of 9.8 million common units to the public, representing limited partner interests, and 0.2 million general partner units to us in the second quarter of 2009. Spectra Energy’s ownership of Spectra Energy Partners decreased from 84% to 74% as a result of the issuance of 9.8 million common units to the public. See Note 10 for further discussion related to the debt and Note 16 for a discussion of the sale of common units.

The assets and liabilities of NOARK were recorded at their respective fair values as of May 4, 2009 and the results of NOARK’s operations are included in the Consolidated Balance Sheet beginning as of the effective date of the acquisition. For Ozark Gas Transmission, which records assets and liabilities resulting from the regulated rate making process, the fair values of the individual tangible and intangible assets and liabilities are considered to approximate their carrying values.

The following table summarizes the fair values of the assets acquired and liabilities assumed.

Purchase Price Allocation
(in millions)
Purchase price	$294.5

Receivables, net	5.1
Current assets—other	1.2
Property, plant and equipment, net	139.3
Regulatory assets and deferred debits	5.3
Current liabilities	(5.0)
Deferred credits and other liabilities	(1.0)

Total assets acquired/liabilities assumed	$144.9

Goodwill	$149.6

The purchase price is greater than the sum of fair values of the net assets acquired, resulting in goodwill as noted above. The purchase price reflects Spectra Energy Partners’ plans for increased optimization of the assets through higher utilization and new or expanded services to be provided, as well as increased operating efficiencies that it expects to create as a result of operational experience associated with its existing assets. All of the goodwill is recorded in the Gas Transportation and Storage segment.

3. Transactions with Affiliates

In the normal course of business, we provide natural gas transportation, gathering, storage and other services to Spectra Energy and its affiliates.

In addition, pursuant to an agreement with Spectra Energy, Spectra Energy and its affiliates perform centralized corporate functions for us, including legal, accounting, compliance, treasury, information technology and other areas. We reimburse Spectra Energy for the expenses to provide these services as well as other expenses it incurs on our behalf, such as salaries of personnel performing services for our benefit and the cost of employee benefits and general and administrative expenses associated with such personnel, capital expenditures, maintenance and repair costs, taxes and direct expenses, including operating expenses and certain allocated operating expenses associated with the ownership and operation of the contributed assets. Spectra Energy and its affiliates charge such expenses based on the cost of actual services provided or using various allocation methodologies based on our percentage of assets, employees, earnings or other measures, as compared to Spectra Energy’s other affiliates. In 2008, we also entered into interest rate swap agreements with Spectra Energy to mitigate our exposure to variable interest rates.

We have a note receivable from Spectra Energy Capital, LLC (Spectra Energy Capital) totaling $319.0 million as of December 31, 2009. This note is due on demand; however, we do not expect that we will require Spectra Energy Capital to repay this amount in the foreseeable future. As such, this note receivable is classified within Investments and Other Assets in the Consolidated Balance Sheet. The note receivable bears interest based on a 90-day London InterBank Offering Rate (LIBOR) and was 0.25% at December 31, 2009.

Advances are carried as unsecured, open accounts that do not bear interest and are not segregated between current and non-current amounts. Increases and decreases in advances generally result from the movement of funds to provide for our operations, capital expenditures and debt payments.

Transactions with affiliates are summarized in the table below:

Consolidated Balance Sheet

December 31, 2009
(in millions)
Receivables	$0.6
Natural gas imbalance receivables	1.7
Interest receivable	0.2
Current assets—other	0.6
Note receivable	319.0
Advances receivable	23.1
Accounts payable	8.7
Note payable	27.5
Current liabilities—other	0.4
Deferred credits and other liabilities—other	4.8

See also Notes 1, 7, 10, 11 and 15 for discussion of other specific transactions with affiliates.

4. Business Segments

Our Gas Transportation and Storage segment aligns our operations with the chief operating decision maker’s view of the business. This business segment is considered to be our sole reportable segment.

Gas Transportation and Storage includes East Tennessee, Ozark and Saltville. This segment provides interstate transportation, storage and gathering services of natural gas, and the storage and redelivery of liquefied natural gas for customers in the southeastern United States, Oklahoma, Arkansas and Missouri. Substantially all of our operations are subject to the FERC and the Department of Transportation’s (DOT) rules and regulations.

The remainder of our operations is presented as “Other.” While it is not considered a business segment, Other primarily includes our equity investments in Gulfstream and Market Hub, other investments and certain unallocated corporate costs.

Gulfstream provides interstate natural gas pipeline transportation for customers in central and southern Florida. Gulfstream’s operations are subject to the rules and regulations of the FERC and DOT.

Market Hub owns and operates two natural gas storage facilities, Moss Bluff and Egan, which are located in southeast Texas and south central Louisiana, respectively. Market Hub’s operations are subject to the rules and regulations of DOT. Moss Bluff is also subject to the rules and regulations of the Texas Railroad Commission. Egan is also subject to the rules and regulations of the FERC.

Business Segment Data

December 31, 2009
(in millions)
Segment Assets
Gas Transportation and Storage	$1,286.7
Other	868.1

Total	$2,154.8

5. Regulatory Matters

Regulatory Assets. We record assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. See Note 1 for further discussion.

	December 31, 2009	Recovery/Refund Period Ends
	(in millions)
Regulatory Assets (a) (b)
Regulatory asset related to income taxes (c)	$8.6	(d)
Vacation accrual (non-current)	1.6	2010
Deferred debt expense/premium(f)	4.6	(e)
Fuel tracker(g)	0.6	2010

Total Regulatory Assets	$15.4

(a)	Included in Regulatory Assets and Deferred Debits, unless otherwise noted.
(b)	All regulatory assets are excluded from rate base unless otherwise noted.
(c)	All amounts are expected to be included in future rate filings.
(d)	Amortized over the life of the related property, plant and equipment.
(e)	Prepayment penalty being amortized over the life of the retired debt.
(f)	Included in rate base.
(g)	Included in Current Assets.

There were no regulatory liabilities as of December 31, 2009.

Rate Related Information

East Tennessee. East Tennessee placed into effect new rates approved by the FERC in November 2005 as a result of a rate settlement with customers. The settlement agreement, which includes a five-year rate moratorium and certain operational changes, expires on October 31, 2010. Following the expiration of the settlement agreement, East Tennessee’s rates will remain the same, subject to further negotiation or a future rate proceeding.

Saltville. On September 1, 2008, Saltville placed into effect new rates approved by the FERC as a result of a settlement with customers associated with a rate proceeding. This settlement includes a rate moratorium until October 1, 2011. Following expiration of the moratorium, Saltville’s rates will remain the same, subject to further negotiation or a future rate proceeding. Also pursuant to the settlement, Saltville is required to file a rate case by October 1, 2013.

Gulfstream. Gulfstream operates under rates approved by the FERC in 2007. In June 2007, the FERC issued an order approving Gulfstream’s Phase III expansion project. That order also required Gulfstream to file a Cost and Revenue Study three years after the Phase III facilities go in service. The projected filing date would be the fall of 2011.

Ozark Gas Transmission. Ozark Gas Transmission operates under rates established as a result of an uncontested settlement agreement with customers approved by the FERC in 2000.

Management believes that the effects of these matters will not have a material adverse effect on our consolidated financial position.

6. Income Taxes

As a result of our partnership structure, we are not subject to federal income taxes, but are still subject to Tennessee state income tax. Our state deferred income tax liability was $10.0 million as of December 31, 2009 and is included in the Consolidated Balance Sheet as Deferred Credits and Other Liabilities–Deferred Income Taxes.

7. Investments in Unconsolidated Affiliates

As of December 31, 2009, our investments in unconsolidated affiliates consisted of a 24.5% interest in Gulfstream and a 50% interest in Market Hub.

In May 2009, Gulfstream issued $300.0 million aggregate principal amount of 6.95% Senior Notes due 2016. Net proceeds were distributed to its members based upon their ownership percentages, which resulted in the distribution of $72.7 million to us.

Our share of cumulative undistributed earnings of Market Hub totaled $151.3 million at December 31, 2009. Gulfstream had no cumulative undistributed earnings at December 31, 2009.

As of December 31, 2009, the carrying amounts of Gulfstream and Market Hub approximated the amount of underlying equity in their respective net assets.

Investments in Unconsolidated Affiliates

December 31, 2009
(in millions)
Gulfstream	$184.2
Market Hub	352.1

Total	$536.3

8. Goodwill

All of our goodwill is in our Gas Transportation and Storage segment. Changes in the balance of goodwill since December 31, 2008 follow (in millions):

Balance at December 31, 2008	$118.3
Increase due to the acquisition of NOARK(a)	149.6

Balance at December 31, 2009	$267.9

(a)	See Note 2 for further discussion.

No impairments of goodwill were recorded in 2009. Based on the results of our annual impairment testing, the fair value of our reporting unit at December 31, 2009 significantly exceeded its carrying value. See Note 1 for discussion of goodwill impairment testing and a change in 2009 of the goodwill impairment test date.

9. Property, Plant and Equipment

	Estimated Useful Life	December 31, 2009
	(years)	(in millions)
Plant
Natural gas transmission	15-100	$976.7
Storage	17-35	114.5
Gathering and processing	40	10.9
Equipment	5-15	5.8
Vehicles	3-5	3.4
Land	—	2.3
Construction in process	—	3.8
Other	5-50	6.9

Total property, plant and equipment		1,124.3
Total accumulated depreciation		(179.0)

Total net property, plant and equipment		$945.3

Substantially all of our property, plant and equipment is regulated with estimated useful lives based on rates approved by the FERC. Composite weighted-average depreciation rate was 2.8% for 2009. We had no material capital leases at December 31, 2009.

10. Debt and Credit Facility

Summary of Debt and Related Terms

	Interest Rate	Year Due	December 31, 2009
			(in millions)
East Tennessee notes payable	5.71%	2012	$150.0
Credit facility—revolving(a)	0.59%	2012	240.0
Note payable—affiliate(a)	0.23%	2012	27.5

Total debt			417.5
Note payable—affiliate(b)			(27.5)

Total long-term debt			$390.0

(a)	Unsecured borrowings bearing interest based on a one-month London InterBank Offering Rate.
(b)	This note is payable on demand to Market Hub and therefore classified as current. Net repayments were $22.5 million in 2009.

All scheduled debt repayments are in 2012, corresponding to the year due for all outstanding long-term debt instruments. We have the ability under certain debt facilities to repay the obligations prior to scheduled maturities. Therefore, the actual timing of future cash repayments could be materially different than presented above.

East Tennessee’s debt agreement contains financial covenants which limit the amount of debt that can be outstanding as a percentage of total capital. Failure to maintain the covenants could require East Tennessee to immediately pay down the outstanding balance. As of December 31, 2009, East Tennessee was in compliance with those covenants. In addition, the debt agreement allows for acceleration of payments or termination of the agreements due to nonpayment, or to the acceleration of other significant indebtedness of the borrower or some of its subsidiaries, if any. The debt agreement does not contain provisions that trigger an acceleration of indebtedness based solely on the occurrence of a material adverse change in our financial condition.

Credit Facility Summary	Expiration Date	Credit Facility Capacity	Outstanding as of December 31, 2009
			Revolving Credit
		(in millions)
Spectra Energy Partners, LP	2012	$500.0	$240.0

Effective as of July 2, 2007, we entered into a five-year $500.0 million credit agreement that included both term and revolving borrowing capacity, of which we borrowed $194.0 million of term borrowings and $125.0 million of revolving borrowings upon the closing of the initial public offering. The term loans were repaid in 2008 and 2009 and that feature of the credit facility is no longer available.

The credit facility prohibits us from making distributions of Available Cash to unitholders if any defaults or event of default, as defined, exists. In addition, the credit facility contains covenants, among others, limiting our ability to make other restricted distributions or dividends on account of the purchase, redemption, retirement, acquisition, cancellation or termination of partnership interests, and is also subject to certain financial covenants. These financial covenants include financial leverage and interest coverage ratios. The terms of the credit agreement require us to maintain a ratio of total debt to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), as defined in the credit agreement, of 5.0 or less. The terms of the credit agreement also require us to maintain a ratio of Adjusted EBITDA, to interest expense of 2.5 or greater. As of December 31, 2009, we were in compliance with those covenants. The credit facility does not contain provisions that trigger an acceleration of indebtedness based solely on the occurrence of material adverse change in our financial condition.

On May 4, 2009, as part of the NOARK acquisition, Spectra Energy Partners borrowed $70.0 million under a credit facility with a subsidiary of Spectra Energy. This borrowing carried interest at an annual rate of 9.75%. Spectra Energy Partners repaid the $70.0 million and the associated interest payable on May 27, 2009 with the proceeds from its sale of common units and the credit facility was terminated. See Note 16 for further discussion on the sale of common units.

11. Fair Value Measurements

The following table presents, for each of the fair value hierarchy levels, assets and liabilities that are measured at fair value on a recurring basis:

Description	Consolidated Balance Sheet Caption	December 31, 2009
		Total	Level 1	Level 2	Level 3
		(in millions)
Interest rate swap liabilities	Current liabilities—other	$0.4	$—	$0.4	$—
Interest rate swap liabilities	Deferred credits and other liabilities—other	0.4	—	0.4	—
Interest rate swap liabilities	Deferred credits and other liabilities—other—affiliates	4.8	—	4.8	—

Total Liabilities		$5.6	$—	$5.6	$—

Level 2 Valuation Techniques. Fair values of our financial instruments, which primarily include interest rate swaps, are determined based on market-based prices. These valuations may include inputs such as quoted market prices of the exact or similar instruments or alternative pricing sources that may include models or matrix pricing tools, with reasonable levels of price transparency.

Financial Instruments. The fair values of financial instruments that are recorded and carried at book value are summarized in the following table. Judgment is required in interpreting market data to develop the estimates of fair value. Estimates determined as of December 31, 2009 are not necessarily indicative of the amounts we could have realized in current markets.

	December 31, 2009
	Book Value	Approximate Fair Value
	(in millions)
Note receivable—affiliates	$319.0	$319.0
Long-term debt	390.0	394.5

The fair values of long-term debt consider the terms of the related debt absent the impacts of hedging activities. The fair value of cash and cash equivalents, accounts receivable, accounts payable and note payable—affiliates are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

During 2009, there were no adjustments to assets and liabilities measured at fair value on a nonrecurring basis.

12. Noncontrolling Interests

Noncontrolling interests represent the ownership interests of (1) Spectra Energy Partners’ public unitholders in net assets of Spectra Energy Partners through Spectra Energy Partners’ publicly traded common units and; (2) Spectra Energy and its affiliates’ ownership interests in common units and in all of the subordinated units.

We own a 2% general partner interest in Spectra Energy Partners. For financial reporting purposes, the assets and liabilities of Spectra Energy Partners are consolidated with those of our own, with any third party and affiliate investors’ interest in our Consolidated Balance Sheet amounts shown as Noncontrolling Interests. Distributions to and contributions from noncontrolling interests represent cash payments and cash contributions, respectively, from such third-party and affiliate investors.

At December 31, 2009, Spectra Energy Partners had 58.7 million common units and 21.6 million subordinated units issued and outstanding.

The First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP (Partnership Agreement) requires that, within 45 days after the end of each quarter, Spectra Energy Partners distribute all of its Available Cash, as defined, to unitholders of record on the applicable record date.

Available Cash. Available Cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by the general partner to:

•	provide for the proper conduct of business,

•	comply with applicable law, any debt instrument or other agreement, or

•	provide funds for distributions to the unitholders and to the general partner for any one or more of the next four quarters,

•	plus, if the general partner so determine, all or a portion of cash on hand on the date of determination of Available Cash for the quarter.

Subordinated Units. All of the subordinated units are held by wholly owned subsidiaries of Spectra Energy. The partnership agreement provides that, during the subordination period, the common units have the right to receive distributions of Available Cash each quarter in an amount equal to $0.30 per common unit (the Minimum Quarterly Distribution), plus any arrearages in the payment of the Minimum Quarterly Distribution on the common units from prior quarters, before any distributions of

Available Cash may be made on the subordinated units. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be Available Cash to be distributed on the common units. The subordination period will end on the first business day after we have earned and paid at least the Minimum Quarterly Distribution on each outstanding limited partner unit and general partner unit for any three consecutive, non-overlapping four quarter periods ending on or after June 30, 2010. The subordination period also will end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal. When the subordination period ends, all remaining subordinated units will convert to common units, on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Incentive Distribution Rights. We, as the general partner of Spectra Energy Partners, hold incentive distribution rights in accordance with the Partnership Agreement as follows:

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
	Target Per-Unit Amount	Common and Subordinated Unitholders	General Partner
Minimum Quarterly Distribution	$0.30	98%	2%
First Target Distribution	up to $0.345	98%	2%
Second Target Distribution	above $0.345 up to $0.375	85%	15%
Third Target Distribution	above $0.375 up to $0.45	75%	25%
Thereafter	above $0.45	50%	50%

To the extent these incentive distributions are made to us, there will be more Available Cash proportionately allocated to us, the general partner, than to holders of common and subordinated units.

13. Deferred Revenues

East Tennessee has a long-term customer contract that began in 2002 with billed amounts that decline annually over the term of the contract. The revenues billed annually over the 20 year term of the contract range from $9.9 million to $6.2 million. The difference between the annual amount of revenue recognized and the annual billings is deferred in Other within Deferred Credits and Other Liabilities on the accompanying Consolidated Balance Sheet. The deferred revenue for this contract was $2.9 million as of December 31, 2009.

14. Commitments and Contingencies

General Insurance. We are insured through Spectra Energy’s master insurance program for insurance coverages consistent with companies engaged in similar commercial operations with similar type properties. Our insurance program includes (1) commercial general and excess liability insurance for liabilities to third parties for bodily injury and property damage resulting from our operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage; (4) insurance policies in support of the indemnification provisions of Spectra Energy’s by-laws and (5) property insurance, including machinery breakdown, on an all risk-replacement valued basis, onshore business interruption and extra expense. All coverages are subject to certain deductibles, terms and conditions common for companies with similar types of operations.

Environmental. We are subject to various federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are no matters outstanding that upon resolution will have a material adverse effect on our consolidated financial position.

Litigation. We are involved in legal, tax and regulatory proceedings in various forums, including matters regarding contracts, performance and other matters, arising in the ordinary course of business, some of which involve substantial monetary amounts. We have insurance coverage for certain of these losses should they be incurred. We believe that the final disposition of these proceedings will not have a material adverse effect on our consolidated financial position.

Leases. We lease assets in several areas of operations. Future minimum rental payments under operating leases are $0.1 million for each year from 2010 through 2014.

15. Risk Management and Hedging Activities

Interest Rate (Cash Flow) Hedges. Changes in interest rates expose us to risk as a result of the issuance of variable and fixed-rate debt. We manage our interest rate exposure by limiting our variable-rate exposures and by monitoring the effects of market changes in interest rates. We also enter into financial derivative instruments, including, but not limited to, interest rate swaps to manage and mitigate interest rate risk exposure.

Derivative Portfolio Carrying Value as of December 31, 2009

Description	Maturity in 2010	Maturity in 2011	Maturity in 2012	Maturity in 2013 and Thereafter	Total Carrying Value
	(in millions)
Interest rate swap liabilities	$0.4	$4.8	$0.4	$—	$5.6

The amounts in the table above represent the liabilities for unrealized gains and losses on mark-to-market and hedging transactions on our Consolidated Balance Sheet and do not include derivative positions of our equity investments.

See Note 11 for information regarding the presentation of these derivative positions on our Consolidated Balance Sheet.

In 2008, we entered into a series of two and three-year interest rate swap agreements with Spectra Energy to mitigate our exposure to variable interest rates on $140.0 million of loans outstanding under the revolving credit facility. In February 2009, we entered into a series of three-year interest rate swap agreements with third parties to mitigate our exposure to variable interest rates on $40.0 million of loans outstanding under the revolving credit facility. As of December 31, 2009, the total notional amount of our interest rate swaps was $180.0 million. These interest rate swaps were designated as effective cash flow hedges. Through December 31, 2009, these hedges resulted in no ineffectiveness, and unrealized net losses on the agreements have been deferred in Noncontrolling Interests in the Consolidated Balance Sheet. It is estimated that $4.5 million of losses reported in Noncontrolling Interests at December 31, 2009 will be reclassified into earnings during the next 12 months.

Credit Risk. Our principal customers for natural gas transportation, storage and gathering services are industrial end-users, marketers, exploration and production companies, local distribution companies and utilities located primarily throughout the southern and southeastern United States. We have concentrations of receivables from natural gas utilities and their affiliates, industrial customers and marketers throughout these regions. These concentrations of customers may affect our overall credit risk in that risk factors can negatively affect the credit quality of the entire sector. Where exposed to credit risk, we analyze the counterparties’ financial condition prior to entering into an agreement, establish credit limits and monitor the appropriateness of those limits on an ongoing basis. We also obtain cash, letters of credit or other acceptable forms of security from customers to provide credit support, where appropriate, based on our financial analysis of the customer and the regulatory or contractual terms and conditions applicable to each transaction.

16. Sale of Common Units

In the second quarter of 2009, Spectra Energy Partners issued 9.8 million common units to the public, representing limited partner interests, and 0.2 million general partner units to us, and received net proceeds of $212.2 million. The net proceeds were comprised of $207.8 million for the common units and $4.4 million for the general partner units. As further discussed in Note 2 and Note 10, Spectra Energy Partners used the net proceeds from the offering to repay $142.2 million drawn on its available bank credit facility and $70.0 million drawn on the credit facility with a subsidiary of Spectra Energy.

17. Equity-Based Compensation

Phantom units are granted under a Long-Term Incentive Plan to certain employees of Spectra Energy and vested over three years. We account for the phantom units as liability awards. The total fair value of the units vested was not significant in 2009.

Phantom Unit Awards
(in thousands)
Outstanding at December 31, 2008	74
Granted	10
Vested	(2)
Forfeited	(1)

Outstanding at December 31, 2009	81

Awards expected to vest	69

18. Subsequent Events

We have evaluated significant events and transactions that occurred from January 1, 2010 through June 29, 2010 and have determined that there were no events or transactions other than those disclosed in this report, if any, that would require recognition or disclosure in our Consolidated Balance Sheet for the year ended December 31, 2009.